Exhibit 10.9

Flaga GmbH

Flaga Straße 1

2100 Leobendorf

Austria

Raiffeisen Zentralbank Österreich

Aktiengesellschaft

Am Stadtpark 9

1030 Vienna

Austria	Bratislava, 26 July 2006

Re:	Working Capital Facility Offer

Dear Sirs,

We, Flaga GmbH, an Austrian company registered under FN 185471 b in the companies book (Firmenbuch) of the Landesgericht Korneuburg, with its seat at Leobendorf and its business address at Flaga Straße 1, 2100 Leobendorf, herewith offer Raiffeisen Zentralbank Österreich Aktiengesellschaft to enter with us into the following facility agreement (for the sake of clarification it is hereby stated that up to now such loan agreement has not been entered into in whatever form):

Quote

Facility Agreement

entered into by and between

Flaga GmbH, Flaga Straße 1, 2100 Leobendorf, Austria (attention: Managing Director (Josef F. Weinzierl); email: weinzierl@flaga.at) (the “Borrower”),

and

Raiffeisen Zentralbank Österreich Aktiengesellschaft, Am Stadtpark 9, 1030 Vienna, Austria (attention: Peter Straubinger; email: peter.straubinger@rzb.at) (the “Lender”).

Loan Offer	page 1

1.	FACILITY

1.1	Subject to the terms of this working capital facility agreement (the “Agreement”), the Lender makes available to the Borrower a revolving working capital facility (the “Facility”) in the aggregate maximum amount of EURO 8,000,000.00 (eight million) (the “Maximum Facility Amount”).

1.2	The Facility can be utilized as:

(i)	overdraft facility (the “Overdraft Facility”) in EURO available on the account no. 1-00.640.763 held by the Borrower with the Lender (the “Overdraft Account”); and/or

(ii)	guarantee facility (the “Guarantee Facility”) for the issuance of payment or performance guarantees in EURO or foreign currency by the Lender upon the request and for the account of the Borrower;

provided that the aggregate amount outstanding under the Overdraft Facility and the Guarantee Facility shall never exceed the Maximum Facility Amount.

2.	PURPOSE

2.1	The Borrower shall use all amounts borrowed under this Agreement for its general financing requirements and those of its subsidiary, Progas Austria.

2.2	Except for its undertakings in clauses 4.2, 4.4 and 8.1(i), the Lender is not bound to monitor or verify the application of any amount borrowed under this Agreement.

3.	CONDITIONS OF UTILIZATION

3.1	The Borrower may not utilize the Facility unless the following conditions precedent have been fulfilled:

(i)	This Agreement has been duly executed and come into full force and effect; and

(ii)	the guarantee agreement referred to in clause 11.1(i) (the “Guarantee Agreement”) has been duly signed and come into full force and effect; and

(iii)	the rights and interest of the Lender under the Guarantee Agreement (together with this Agreement the “Finance Documents”) have been created in a valid, binding and enforceable manner; and

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(iv)	the representations and warranties set forth in clause 9.1 are true and correct; and

(v)	no event or circumstance as specified in clause 12.1 (a “Default”), which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an event of default as defined in clause 12.1 (an “Event of Default”), has occurred or threatens to occur; and

(vi)	the Lender has received the documents and other evidence listed in schedule 1, and it has found such documents in form and substance acceptable and satisfactory to it.

4.	UTILIZATION

Overdraft Facility

4.1	The Borrower may utilize the Overdraft Facility in EURO by giving the Lender payment orders or debit instructions in respect of the Overdraft Account, provided always that the amount of the respective payment order or debit instruction, together with all amounts then outstanding under the Overdraft Facility and the Guarantee Facility, shall not exceed the Maximum Facility Amount. Each payment order and debit instruction shall be irrevocable.

4.2	Subject to the terms of this Agreement, the Lender shall comply with the payment orders and debit instructions referred to in clause 4.1 and debit the Overdraft Account accordingly.

Guarantee Facility

4.3	The Borrower may utilize the Guarantee Facility by giving the Lender instructions to issue payment or performance guarantees (each a “Guarantee”), provided always that:

(i)	each instruction shall (a) specify the beneficiary, the amount, the date of issue and the date of expiry of the requested Guarantee, and (b) have the wording of the requested Guarantee attached to it; and

(ii)	the term of the requested Guarantee is not more than 24 months from issuing of the Guarantee; and

(iii)	the wording of the requested Guarantee is acceptable to the Lender in form and substance; and

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(iv)	the amount of the requested Guarantee, together with all amounts then outstanding under the Overdraft Facility and the Guarantee Facility, shall not exceed the Maximum Facility Amount.

Each instruction to issue a Guarantee shall be irrevocable.

4.4.	Subject to the terms of this Agreement, the Lender shall issue the requested Guarantees.

4.5.	Should Guarantees issued by the Lender according to this Agreement under the Guarantee Facility be drawn for there exists no foreign currency account of the Borrower with the Lender, the Lender shall inform the Borrower and shall debit the amounts drawn to the current Overdraft Account unless the Borrower provides the amounts in the relevant foreign currency within 2 Business Days. The Lender will convert amounts paid under a Guarantee into the currency on the basis of the daily exchange rate as of the date of the instruction to issue the Guarantee. Insofar as there is no cover for these amounts in the Overdraft Account, the Borrower shall immediately pay these amounts to the Lender for credit and deposit in the Overdraft Account.

5.	REPAYMENT

5.1	Overdraft Facility

The Borrower shall repay all amounts outstanding under the Overdraft Facility at the latest 364 days after the acceptance of this offer (the “Final Maturity Date”).

5.2	Guarantee Facility

In case a payment demand is made by the beneficiary under a Guarantee, the Lender will send a notice to the Borrower informing the Borrower of such payment demand, and specifying (a) the amount to be reimbursed by the Borrower, (b) the date on which such reimbursement is to be made, and (c) the account to which the reimbursement amount is to be transferred. The Borrower shall make each reimbursement in accordance with the respective notice of the Lender.

5.3.	From the date a payment demand is made by a beneficiary under a Guarantee until the date the Lender has been fully reimbursed by the Borrower in accordance with clause 5.2 the Lender shall not be obliged to issue any further Guarantee.

5.4.	The Borrower shall pay the Lender all amounts outstanding under the Guarantee Facility at the latest on the day falling 364 days after the acceptance of this offer (the “Expiry Date”).

5.5.

In case that a Guarantee issued extends beyond the Expiry Date for whatever reason (e.g. an extend or pay request is made by the beneficiary), the Borrower shall either provide the Lender with a cash deposit in an amount equal to the aggregate commitment of Lender under that Guarantee then outstanding as

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security for all reimbursement claims of the Lender against the Borrower that may arise in connection with these Guarantees or return the Guarantee together with a waiver by the beneficiary of all rights under the Guarantee.

6.	INTEREST

Overdraft Facility

6.1	The rate of interest on the amounts outstanding under the Overdraft Facility shall be the percentage rate per annum which is the aggregate of:

(i)	The applicable EONIA (as defined in clause 6.2); and

(ii)	a margin of 50.00 (fifty point zero) basis points; and

(iii)	the applicable Mandatory Cost, if any, being the percentage rate per annum calculated by the Lender in accordance with schedule 3.

6.2	“EONIA” (EURO OVERNIGHT INDEX AVERAGE) means

(i)	the rate for overnight deposits in EURO calculated by the European Central Bank and appearing on the Reuters EONIA page (or the relevant page of the Telerate or Bloomberg system, or any successor to any of the aforementioned pages) at about 7 p.m. Central European time, or

(ii)	if no such page is then available, the rate being the arithmetic mean (rounded up to three decimal places) of rates quoted to the Lender by three reference banks taking part in the daily EURIBOR-fixing procedure (to be selected by the Lender at its sole discretion) for EURO overnight moneys, or

(iii)	if no such quotes are then available, the rate equal to the actual costs of funding incurred by the Lender.

EONIA will be determined by the Lender on a daily basis.

6.3.	Interest under the Overdraft Facility shall be calculated for the amount outstanding from time to time on the Overdraft Account on the basis of the actual number of days elapsed in a year of 360 days. Such calculation shall be made by the Lender on a daily basis.

6.4	Interest on the amounts outstanding under Overdraft Facility shall be paid by the Borrower to the Lender on the last Business Day of each quarter of a calendar year.

Loan Offer	page 5

7.	FEES, COSTS AND EXPENSES, INDEMNITIES

7.1	The Borrower shall pay the Lender a commitment fee of 12.50 (twelve point fifty) basis points per annum on the balance from time to time between the Maximum Facility Amount on the one hand and the aggregate outstanding amounts under the Overdraft Facility plus the aggregate amounts of all issued Guarantees under the Guarantee Facility, on the other hand. The commitment fee shall be calculated for each calendar quarter on the basis of the actual number of days elapsed in a year of 360 days, and it shall be paid in arrears on the last Business Day of the calendar quarter for which it is calculated.

7.2	For each Guarantee issued under the Guarantee Facility, the Borrower shall pay the Lender:

(i)	on the relevant issuance date an issuance fee in the amount of EURO 53.00; and

(ii)	a guarantee fee of 25.00 (twenty-five point zero) basis points per annum on the maximum Guarantee amount. The guarantee fee shall be calculated during the validity of the Guarantee, and it shall be payable in respect of a certain Guarantee for each calendar quarter in advance on the relevant issuance date and, thereafter, on the last Business Day before the calendar quarter for which it is payable.

7.3	The Borrower shall bear and pay all costs of the legal opinions mentioned in schedule 1. Furthermore, the Borrower shall bear, and it shall pay the Lender within seven (7) Business Days of demand by the Lender, all reasonable out of pocket costs and expenses of whatever nature incurred by the Lender, after the acceptance by the Lender of the present offer to enter into this Agreement, in connection with the implementation of this Agreement including, without limitation, costs and expenses arising in connection with the preservation, protection or enforcement of the Lender’s rights under this Agreement. Moreover, the Borrower shall bear, and it shall pay the Lender within seven (7) Business Days of demand by the Lender, any taxes or duties of whatever nature incurred by the Lender in connection with any of the Finance Documents including, without limitation, taxes or duties arising under the Austrian Duties Act (österreichisches Gebührengesetz).

7.4	The Borrower shall, within seven (7) days of demand by the Lender, reimburse the Lender for any incremental costs incurred by the Lender, after the acceptance by the Lender of the present offer to enter into this Agreement, in connection with the funding or maintaining of, or the commitment to fund, the Overdraft Facility which result from the introduction of, or any change in, any applicable law or other legal regulation, or any change in the interpretation or application thereof by any governmental or regulatory authority charged with the administration thereof. The Borrower shall not be required to reimburse the Lender for increased costs attributable to any change in the rate of tax on the general income of Lender, or amounts the Lender has been compensated for pursuant to clause 8.2.

Loan Offer	page 6

7.5	Notwithstanding, and without prejudice to, any other rights and claims of the Lender, the Borrower shall, within seven (7) Business Days of demand by the Lender, indemnify the Lender against any cost, loss or liability reasonably incurred by the Lender as a result of:

(i)	the occurrence of any Event of Default; and/or

(ii)	a failure by the Borrower to comply with any of its obligations under or in connection with this Agreement; and/or

(iii)	funding, or making arrangements to fund, any payment orders or debit requests requested by the Borrower but not made by reason of the operation of any provisions of this Agreement (other than by reason of default or negligence by that Lender alone).

8.	PAYMENTS

8.1	All payments due from the Borrower under this Agreement shall be

(i)	debited by the Lender with value of the relevant due date to the account no. 1-00.640.763: held by the Borrower with the Lender, and

(ii)	made by the Borrower no later than 11:00 a.m. (Vienna time) on the relevant due date by transfer to the same account.

Payment shall be made in EURO (except as may be required by clause 4.5) for value on the due date, and it shall be made in full without any withholding or other deduction of any kind or nature (whether in respect of set-off, counterclaim, taxes, duties, charges or otherwise whatsoever).

8.2	If the Borrower is required by law or otherwise to make any withholding or other deduction whatsoever in respect of any amount due under this Agreement, and the Borrower makes such deduction, the Borrower shall increase the sum payable to the Lender in respect of which such deduction was made to the extent necessary to ensure that, after making such deduction, the Lender receives and retains (free from any liability in respect of any such deduction) a net sum equal to the sum which it would have received and so retained had no such deduction been made by the Borrower.

8.3

If, as a result of a payment made by the Borrower under clause 8.2, the Lender has received or been granted a credit against or remission for or deduction or relief from or in respect of any tax payable by it, which is both identifiable and quantifiable by the Lender without requiring it to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, a “Saving”), the Lender shall, to the extent it can do so without prejudice to the retention of the relevant Saving and subject to the Borrower’s obligation to repay promptly on demand by the Lender

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the amount to the Lender if the relevant Saving is subsequently disallowed or cancelled, reimburse the Borrower promptly after receipt of such Saving by the Lender with such amount.

8.4	Any sum due to be paid under this Agreement on a day which is not a Business Day shall be paid on the last preceding Business Day.

8.5	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, the Borrower shall pay default interest on such overdue amount from (and including) the due date up to (and including) the date of actual payment at a rate of three (3) per cent per annum. Default interest shall be paid in addition to interest payable under clause 6. Default interest shall be immediately payable by the Borrower on demand by the Lender. Default interest (if unpaid) arising on an overdue amount will be compounded with such overdue amount at the end of each interest period applicable to that overdue amount but will remain immediately due and payable. Default interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

9.	REPRESENTATIONS AND WARRANTIES

9.1	The Borrower represents and warrants to the Lender that:

(i)	The Borrower is a company duly established and validly existing under the laws of Austria having its corporate seat and head office in Austria;

(ii)	The Borrower has the corporate power to own its assets and to carry on its business as it is being conducted;

(iii)	the Borrower has the corporate power to enter into this Agreement and to perform its obligations hereunder, and all necessary action to authorize its entry into this Agreement and its performance hereof has been duly taken;

(iv)	each of the Finance Documents is a legal, valid and binding agreement enforceable in accordance with its terms;

(v)	the Borrower has taken no corporate action, and no other steps or legal proceedings have been started or, to the best of the Borrower’s knowledge, threatened against it, for its winding-up, dissolution, administration or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of all or any material part of its assets or revenues;

(vi)	no Default has occurred or will occur as a result of drawing on the Overdraft Facility, and the Borrower is not in breach or in default under any agreement or other instrument to which it is a party or which is binding on it (or any of its assets) to an extent or in a manner which would be reasonably likely to have a material adverse effect on it;

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(vii)	no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has been started or, to the best of the Borrower’s knowledge, threatened against the Borrower which, if adversely determined, would be reasonably likely to have a material adverse effect on the Borrower;

(viii)	to the best of the Borrower’s knowledge, all information supplied by the Borrower or any of its direct or indirect shareholders to the Lender in connection with this Agreement is true, complete and accurate in all material respects;

(ix)	the Borrower’s entering into this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not conflict with any material agreement or material obligation to which the Borrower is a party or which is binding upon it or any of its assets, or conflict with its constitutive documents and internal rules and regulations;

(x)	the Borrower is not and will not be insolvent in terms of the Austrian Insolvency Codes (Ausgleichs- und Konkursordnung);

(xi)	the Borrower is and will remain a company fully owned and controlled, either directly or indirectly, by UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406, USA (“UGI Corporation”); and

(xii)	the payment obligations of the Borrower under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.

9.2	The representations and Warranties set out in clause 9.1 are deemed to be repeated by the Borrower (by reference to the facts and circumstances then existing) on each day from the entry into this Agreement to and including the day on which the Finance Documents are terminated and all rights and claims of the Lender under or in connection with the Finance Documents are duly fulfilled.

10.	COVENANTS AND UNDERTAKINGS

10.1	The Borrower covenants and undertakes, from the entry into this Agreement to and including the day on ;which the Finance Documents are terminated and all rights and claims of the Lender under or in connection with the Finance Documents are duly fulfilled, that:

(i)	the Borrower shall provide to the Lender such information in relation to its business, operations and financial position as the Lender may reasonably require;

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(ii)	the Borrower shall provide, or cause UGI Corporation to provide, the Lender with copies of the audited consolidated financial statements of UGI Corporation within ninety (90) days after the end of the period for which they have been prepared, and copies of the unaudited quarterly consolidated financial statements of UGI Corporation within forty-five (45) days after the end of the period for which they have been prepared;

(iii)	the Borrower shall notify the Lender of the occurrence of any Default and/or Event of Default;

(iv)	the Borrower shall take out and maintain, or ensure that any of its affiliates takes out and maintains, insurance cover over the Borrower’s assets and other appropriate insurance cover including, but not limited to insurance cover for interruption of business and general liability, of a type and in an amount which is consistent with good business practice;

(v)	the Borrower shall ensure that its obligations under this Agreement do and will always rank at least pari passu with its other secured and unsecured obligations, other than obligations to creditors having preference as a matter of mandatory law and other than obligations which already exist and have preference when this Agreement is concluded; as regards the latter obligations, the Borrower shall use reasonable best efforts to provide promptly that such obligations having a material adverse impact on its ability to comply with the terms of this Agreement will have no preference in respect of its obligations under this Agreement;

(vi)	the Borrower shall not create or permit to exist any collateral or security interest in favor of one or more third parties on the whole or any part of its present or future property, assets or revenues, without the prior written consent of the Lender which shall not be unreasonably withheld. The provision in the first sentence of this clause 10.1(vi) shall not apply in respect of collateral or security interest created in the ordinary course of business, provided that such collateral or security interest has no material negative impact on the Borrower’s ability to perform under this Agreement;

(vii)	the Borrower shall not, without the prior written consent of the Lender which shall not be unreasonably withheld, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its property or assets. The provision in the first sentence of this clause 10.1(vii) shall not apply in respect of dispositions in the ordinary course of business, provided that such dispositions have no negative impact on the Borrower’s ability to perform under this Agreement;

(viii)	other than

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(a)	intercompany loans in favor of the Borrower’s subsidiaries (including, without limitation, Progas Austria) and the existing loan in the amount of EUR 11,407,482 granted by the Borrower to UGI France, Inc. (now known as UGI Europe, Inc.), and

(b)	the Borrower’s undertakings set forth in that certain shareholders’ agreement regarding Zentraleuropa LPG Holding GmbH (as presented by the Borrower to the Lender prior to the entry into this Agreement) so long as the Borrower holds and controls a share of at least 50% in Zentraleuropa LPG Holding GmbH, the Borrower shall not make any loans or grant any credit or other financing of any kind to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of the obligations of any other person, except within the ordinary course of business, or with the prior written consent of the Lender not to be unreasonably withheld, provided always that such loans, credits, other financings or liabilities have no material negative impact on the Borrower’s ability to perform under this Agreement; and

(ix)	the Borrower hereby irrevocably grants a right of first refusal for any and all of its present and future lending transactions in favor of the Lender. It is understood that the Borrower shall have the right to solicit offers from other banks in respect of such transactions. However, the Lender shall have the right to enter into any or all of such transactions, and to provide all related services, at competitive market conditions, if among the banks making offers, the Lender’s offer is at least as competitive as the best offer made among the other banks. It is understood that the Borrower shall not accept a Lender’s offer not made at competitive market conditions.

11.	SECURITY

11.1	As security for all present and future rights and claims of the Lender under or in connection with this Agreement the following shall apply:

(i)	Under a separate guarantee agreement in form and substance satisfactory to the Lender (the “Guarantee Agreement”), UGI Corporation issues a guarantee in favor of the Lender according to Section 1357 of the Austrian Civil Code(§ 1357 ABGB).

12.	DEFAULT

12.1	In the event that:

(i)	the Borrower defaults in the payment on the due date of any amount due and payable to the Lender under this Agreement and/or under any other present or future agreement for more than five days; or

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(ii)	the Borrower is in material breach of any of the terms and conditions of this Agreement and/or any other present or future agreement with the Lender (other than those referred to in clause 12.1(i)) and, in the case of a breach that is capable of remedy, such breach is not remedied within thirty days after the occurrence of such breach; or

(iii)	any of the representations or warranties of the Borrower under this Agreement, or any of the opinions expressed in the legal opinion mentioned in schedule 1, proves to be or becomes incorrect, or any certificate, statement or notice issued to the Lender in connection with this Agreement proves to be or becomes incorrect in a material respect; or

(iv)	a material adverse change in the economic situation of the Borrower occurs or threatens to occur; or

(v)	any of the following Ratios (as defined in and calculated according to Schedule 3) is achieved:

(a)	the Return on Assets is lower than 6.50% (six point five percent), or

(b)	the Debt Amortization Period is equal to or longer than 6.75 (six point seventy five) years, or

(c)	the Equity Ratio is lower than 15.00% (fifteen percent).

(each an Event of Default), the Lender shall at any time be entitled to terminate this Agreement (whereupon this Agreement shall be terminated with immediate effect), and/or to declare, in whole or in part, any amount(s) outstanding to it under or in connection with this Agreement due and payable (whereupon the respective amounts shall become due and payable with immediate effect), and/or to request that the Borrower provides the Lender with, and grants the Lender a first priority pledge over, a cash deposit in an amount equal to the aggregate commitment of Lender under all Guarantees then outstanding as security for all reimbursement claims of the Lender against the Borrower that may arise in connection with these Guarantees (whereupon the Borrower shall promptly provide such cash deposit and grant such pledge). ‘

12.2	If, as a result of any change in GAAP (as defined in the last paragraph of this clause 12.2) after the entry into this Agreement, any deterioration of any of the Ratios (as defined in Schedule 3) shall have occurred or in the opinion of UGI Corporation would be likely to occur, which change would not have occurred or would not have been likely to occur had no change in GAAP taken place:

(i)	such a change in any of the Ratios shall not be considered to constitute an Event of Default or potential Event of Default, and

(ii)	in the event of such a change in any of the Ratios, the Borrower shall provide the Lender with a detailed calculation based upon (a) GAAP prior to the change and (b) GAAP after the change, with a reasonable explanation for the differences, and

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(iii)	the parties to the Finance Documents shall negotiate in good Faith an amendment to this Agreement which shall approximate to the extent possible the economic effect of the original Ratios taking into account such a change in GAAP.

If said parties do not agree on such amendment within sixty (60) days from the date on which the Borrower first notifies the Lender of such a change in GAAP, the Borrower shall have the option of (i) prepaying in full all amounts outstanding under the Overdraft Facility and all other amounts outstanding under or in connection with this Agreement, or (ii) for purposes of this Agreement, continuing to apply GAAP as in effect prior to such change in GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect at the time of any particular computation or determination or as of the date of the relevant financial statements, as the case may be.

12.3	The Ordinary Income (as defined in Schedule 3) for any period shall be adjusted by the addition of the Ordinary Income of any acquisition made during that period as if such acquisition had occurred on the first day of the period. At the request of the Lender, the Borrower shall provide supporting documents reasonably satisfactory to the Lender relating to the Ordinary Income of the acquisition. ;

12.4	Should the Equity Ratio fall below 15,00% as a result of an acquisition financed with debt,

(i)	the Borrower shall have sixty (60) days from the date of the acquisition to cure the cause (or have UGI Corporation cure the cause) of such a change, and

(ii)	the Borrower shall immediately provide (or have UGI Corporation provide) reasonable evidence that a cure is possible within the 60 day period, and

(iii)	within 30 days of completing an acquisition that would, in its opinion, cause such a change in the Equity Ratio, the Borrower shall provide (or have UGI Corporation provide) a reasonable explanation of the acquisition and a detailed calculation of the Equity Ratio as of the date of the acquisition, and,

(iv)	upon curing the cause of such a change of the Equity Ratio, the Borrower shall provide (or have UGI Corporation provide) a reasonable explanation of the cure and a detailed calculation of the Equity Ratio that reflects the cure.

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13.	MISCELLANEOUS

13.1	If any of the provisions of this Agreement are or become invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.2	Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered by mail, fax, courier or email to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing.

13.3	The Borrower may not assign, pledge or dispose otherwise of any of its rights or claims under or in connection with this Agreement without the prior written consent of the Lender. •

13.4	The Lender may grant participations, and/or assign or transfer any or all of its rights or claims under or in connection with this Agreement to other financial institutions with the prior written consent of the Borrower only, which consent shall not be unreasonably withheld. Such consent, however, shall not be required for the granting of participations, nor for any assignment or transfer, to any members of the Raiffeisen Banking Group.

13.5	No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

13.6	The Borrower hereby irrevocably agrees to the electronic processing of all information and data concerning the Borrower and/or any of its affiliated companies which become known to the Lender in the course of the business relationship with the Borrower or any of its affiliated companies, and to the disclosure and forwarding of such information and data (except information and data regarding confidential know-how of the Borrower or any of its affiliates as well as confidential business or financial information explicitly identified by the Borrower in writing as being confidential as required by any law or legal regulation applicable to the Borrower or to any of its affiliates) within the internal organization of the Lender as well as to any domestic or foreign member companies of the Raiffeisen Banking Group and any (potential) parties of syndication or risk participation or security agreements. Prior to releasing any information or data to other parties (including companies of the Raiffeisen Banking Group) provided by the Borrower, the Lender shall enter into a written confidentiality agreement with the recipient of such information or data requiring it to maintain the confidentiality of the information or data, whereby such recipient shall be entitled to electronically process the information or data for internal use.

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13.7	All present and future obligations under or in connection with this Agreement have to be fulfilled at the Lender’s premises at Am Stadtpark 9, 1030 Vienna.

13.8	In addition to the terms of this Agreement, the General Terms and Conditions (Version 2001) of the Lender shall apply subsidiarily.

13.9	This Agreement shall be governed by and construed in accordance with the Austrian law. Under this Agreement, a Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Vienna/Austria, and which is (in relation to any date for payment or purchase of EURO) a TARGET Day (“TARGET” meaning Trans-European Automated Real-time Gross Settlement Express Transfer payment system).

13.10	Any dispute, controversy or claim arising out of or in connection with this Agreement shall non exclusively be settled by the competent commercial court of Vienna.

UNQUOTE

The present offer shall be irrevocably valid and binding until 30 September 2006. If you accept this offer, we shall pay you an up-front fee of EURO 100 flat. You can accept this offer by debiting our account no. 1-00.640.763 with such up-front fee. You are hereby irrevocably authorized to make such debit entry. Upon such debit entry only, the present offer shall be validly accepted irrespective of whether and when we will be informed of your acceptance.

Kind regards

Flaga GmbH

Schedule 1	List of Condition Precedent Documents
Schedule 2	Mandatory Cost Formulae
Schedule 3	Ratios and Manner of Calculation

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SCHEDULE 1

Condition Precedent Documents

1.	A duly executed original of each Finance Document.

2.	A copy of the constitutional documents of the Borrower and the Guarantor (individually also an “Obligor”).

3.	An extract of the commercial (or equivalent) register of each Obligor.

4.	A copy of a resolution of the directors, the board of directors or any other relevant board, body or person of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which an Obligor is a party and resolving to execute the Finance Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents, notices and other communication to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

5.	A specimen of the signature of each person authorized by the resolution referred to in point 4 (iii) above.

6.	A certificate provided by an authorized signatory of the relevant Obligor certifying that each copy document relating to it specified in this schedule 1 is true and correct, complete and in full force and effect as at a date no earlier than the entry into this Agreement.

7.	A duly executed original of a letter from the process agent referred to in clause 13 of the Guarantee Agreement confirming that it has been appointed by the relevant Obligor and that it has accepted such appointment.

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8.	A duly executed original of a legal opinion by Morgan Lewis & Bockius LLP, Philadelphia, USA, in respect of the Guarantee Agreement

9.	Any other document or evidence the Lender may reasonably require.

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SCHEDULE 2

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the new requirements of any national bank (b) in either case, new requirements of any other authority which replaces all or any of its functions, (c) the new requirements of the European Central Bank (in this Clause 1, “new requirements” means requirements introduced and coming into force after the Date of this Agreement).

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (hereinafter referred to as the “Additional Cost Rate”) in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Lender as a weighted average of the Lender’s Additional Cost Rates and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for the Lender will be the percentage notified by the Lender as the cost of complying with the minimum reserve requirements of the Austrian National Bank and/or any other authorities referred to in Clause 1 above.

4.	Any determination by the Lender pursuant to this schedule 2 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

5.	The Lender may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this schedule 2 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Austrian National Bank and/or any other authorities referred to in Clause 1 above, and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

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SCHEDULE 3

Ratios; Manner of Calculation

I.)	Ratios.

Certain financial ratios of UGI Corporation (on a consolidated basis) (individually a “Ratio” and collectively the “Ratios”) are defined as follows:

Equity Ratio as % of total assets means Total Equity divided by Average Adjusted Total Assets.

Return on Assets means Ordinary Income divided by Average Adjusted Total Assets.

Debt Amortization Period means Net Debt divided by EBTDA.

whereas the meaning of capitalized terms shall be as follows:

TOTAL EQUITY means Total Stockholders’ Equity according to quarterly/annual report plus Minority Interests.

AVERAGE ADJUSTED TOTAL ASSETS means the sum of Total Assets according to quarterly/annual report for each of the past four (4) financial quarters divided by four (4).

ORDINARY INCOME means operating income according to quarterly/annual reports.

EBTDA means Ordinary Income plus Depreciation and Amortization minus Interest Expense.

NET DEBT means Current Maturities of Long Term Debt plus Bank Loans plus Long Term Debt (altogether “INTEREST-BEARING LIABILITIES”) minus Cash and cash equivalents minus Short-term investments.

II.)	Manner of Calculating Ratios:

The Ratios shall be calculated by the Lender in accordance with the terms set forth in this schedule 3 on the basis of the consolidated financial statements of UGI Corporation to be provided pursuant to clause 10.1(ii), beginning with the consolidated quarterly financial statements of UGI Corporation for the first calendar quarter of 2006. UGI Corporation may, at its discretion, provide its calculation of such Ratios together with the submission of the financial statements that are required to be submitted pursuant to clause 10.1(ii). For the sake of clarification, however, it is hereby stated that only the calculation by the Lender is relevant for the purpose of this Agreement.

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